Exhibit 99.1

NEWS RELEASE

NOBLE ENERGY ANNOUNCES SECOND QUARTER 2018 RESULTS

HOUSTON (August 3, 2018) -- Noble Energy, Inc. (NYSE: NBL) (“Noble Energy” or the "Company”) today announced second quarter 2018 financial and operating results. Highlights include:

•	Delivered sales volumes of 346 MBoe/d, including quarterly records for both U.S. onshore oil production and gross natural gas sales from Israel

•	Increased U.S. onshore oil production to 105 MBbl/d, up 22 percent(1) compared to the second quarter of 2017, with growth driven by the Delaware and DJ Basins

•	Sold on average more than 1 Bcf/d, gross, primarily from Tamar, offshore Israel, to domestic and export customers

•	Installed two additional central gathering facilities in the Delaware Basin and initial gathering infrastructure for the Mustang development area in the DJ Basin

•	Secured long-term Permian oil takeaway to the Gulf Coast, with access to export markets

•	Executed Heads of Agreement establishing the framework for development of natural gas from the Alen field, offshore Equatorial Guinea

•	Completed the divestment of the Gulf of Mexico business and sold 7.5 million units of CNX Midstream Partners

•	Progressed the share buyback program, repurchasing 1.8 million outstanding Noble Energy shares, and reduced Noble Energy debt by $379 million

David L. Stover, Noble Energy’s Chairman, President and CEO, commented, “Noble Energy is executing well against our multi-year objectives and we’ve delivered a number of key accomplishments within the first half of the year. We achieved production records, enhanced our exploration portfolio and advanced our onshore and offshore development programs, including key infrastructure additions and takeaway agreements. We have also returned significant cash to shareholders through our ongoing share repurchase program and dividend increase, while reducing debt."

"Given industry constraints in the Permian, we plan to reallocate some near-term investment to our other U.S. onshore basins. Our diversified portfolio, with many high-return investment opportunities, provides a distinct competitive advantage and allows us to rapidly adjust in dynamic environments to enhance returns and cash flow growth.”

Second Quarter 2018 Results

The Company reported a second quarter net loss attributable to Noble Energy of $23 million, or $0.05 per diluted share. Excluding the impact of items not typically considered by analysts in formulating estimates, the Company generated adjusted net income(2) and adjusted net income per share(2) attributable to Noble Energy for the quarter of $81 million, or $0.17 per diluted share. The adjustment items were primarily the Company’s mark to market on unrealized commodity derivative positions and gains on divestitures. Adjusted EBITDAX(2) was $698 million.

Total company sales volumes for the second quarter of 2018 were 346 thousand barrels of oil equivalent per day (MBoe/d), in the upper half of the Company’s guidance range. Compared to the second quarter of 2017, sales volumes increased by approximately 11 percent(1) due to higher volumes from each of the Company's U.S. onshore assets. U.S. production comprised approximately 71 percent of total volumes in the second quarter 2018, with Israel representing 11 percent, and West Africa 18 percent. Liquids comprised 56 percent of total sales volumes for the second quarter 2018.

The Company’s average reported U.S. onshore oil price for the second quarter 2018 was $64.62 per barrel. Noble Energy's crude oil sales from West Africa, which are linked to Brent pricing, averaged $72.79 per barrel. The Company's U.S. onshore NGLs were sold at both Conway and Mt. Belvieu, averaging $24.39 per barrel for the period. Natural gas prices in the U.S. onshore business were $2.29 per thousand cubic feet (Mcf), reflecting wider differentials in both the Delaware and DJ Basins. These prices do not include the impact of the Company’s commodity hedges. Israel natural gas prices averaged $5.46 per Mcf.

Unit operating expenses for the second quarter 2018, including lease operating expenses (LOE), production and ad valorem taxes, gathering and transportation expenses, other royalty expense and marketing costs were consistent with expectations totaling $9.48 per barrel of oil equivalent (BOE).

Income from equity method investees for the quarter totaled $49 million, with nearly 75 percent coming from the Company’s operations in West Africa (methanol and LPG facilities) and over 20 percent related to the Company’s ownership interest in CNX Midstream Partners LP (NYSE: CNXM).

The results for Noble Midstream Partners LP ("NBLX") (NYSE: NBLX) are consolidated into Noble Energy’s financial statements. Midstream Services Revenue of $15 million for the quarter was primarily composed of NBLX's gathering revenue from unaffiliated third parties. The public’s 55 percent ownership of second quarter net income attributable to NBLX, $17 million, has been excluded from Noble Energy’s results.

Second quarter 2018 capital investments attributable to Noble Energy totaled $866 million and included certain scope changes for onshore facility projects as well as inflation in the U.S. onshore environment. Approximately 65 percent was allocated to U.S. upstream operations and 9 percent was directed towards U.S. onshore midstream assets. Approximately 25 percent of the total was spent in Israel on development of the Leviathan natural gas project. Consolidated capital included an additional $78 million in expenditures funded by NBLX.

Solid U.S. Onshore Operations
Total sales volumes from the Company’s U.S. onshore assets averaged 244 MBoe/d in the second quarter 2018. U.S. onshore oil volumes totaled a record 105 thousand barrels of oil per day (MBbl/d), up 22 percent(1)

from the second quarter of 2017, with the increase driven by the Company’s Delaware and DJ Basin assets. Second quarter oil mix of 43 percent also represented a record for the Company’s U.S. onshore assets.

The DJ Basin averaged 121 MBoe/d for the second quarter of 2018, with nearly 80 percent of the volumes from the Company's Wells Ranch and East Pony areas. Oil production represented more than 50 percent of total volumes, in accordance with the implementation of ASC 606 (oil represented approximately 55 percent for the second quarter had ASC 606 not been in effect). Combined Wells Ranch and East Pony volumes were higher by more than 15 percent as compared to the same quarter last year. In Wells Ranch, after 150 days online, gross production from the Kona pads is over 10 MBoe/d (60 percent oil) from seven wells utilizing enhanced proppant concentrations. The Company brought 16 operated wells online within the second quarter, nine in Wells Ranch, two in East Pony, and the remainder in the Mustang area. Production from the Mustang wells commenced late in the second quarter, exhibiting strong early performance.

Sales volumes from the Company's Delaware Basin assets totaled 47 MBoe/d, with an oil mix of nearly 70 percent. Compared to the second quarter of last year, sales volumes increased by over 100 percent. Production for the quarter was impacted by unplanned third-party facility downtime, as well as the timing of artificial lift installation. The Company brought 23 operated wells online in the second quarter, 21 in the Wolfcamp A and two in the Third Bone Spring. The Wolfcamp A wells produced an average IP-30 rate of 1,380 Boe/d. The majority of the wells that commenced production in the second quarter 2018 were brought online late in the quarter following infrastructure completion. In July 2018, the Company’s Delaware Basin production averaged approximately 55 MBoe/d.

During the second quarter, the fourth and fifth central gathering facilities ("CGFs") commenced operations in the Delaware Basin, operated by NBLX. Total oil gathering capacity through the five CGFs is 90 MBbl/d.

Sales volumes from the Eagle Ford totaled 76 MBoe/d for the second quarter, an increase of 10 percent as compared to the second quarter of last year. The Company brought online a total of nine operated wells in the northwestern portion of Gates Ranch, with seven in the Lower Eagle Ford and two in the Upper Eagle Ford.

During the second quarter, Noble Energy averaged nine operated drilling rigs (two DJ, six Delaware and one Eagle Ford) and six operated frac crews (three DJ and three Delaware).

Securing Oil Takeaway in the Permian

During the second quarter, Noble Energy finalized an agreement with EPIC Pipeline, LP to transport crude oil from the Company’s Delaware Basin position to Corpus Christi, Texas. The Company has secured firm capacity for 100 MBbl/d, gross, and the pipeline is anticipated to commence operations in the fourth quarter of 2019. The Company also executed a five-year firm sales agreement to the Gulf Coast, beginning in July 2018 for at least 10 MBbl/d, gross, and increasing to 20 MBbl/d, gross, in October 2018 and for the remainder of the contract.

Strong Natural Gas Demand in Israel Drives Record Gross Sales

Second quarter gross sales volumes in Israel represented a quarterly record of more than 1 billion cubic feet of natural gas equivalent per day, primarily from the Tamar field, driven by increased local demand. Net sales volumes totaled 227 million cubic feet of natural gas equivalent per day during the second quarter of 2018.

The Leviathan project is now nearly 60 percent complete, with anticipated first sales on schedule by the end of 2019. The final two wells were drilled to total depth, completion activities are underway, and pipeline installation has been completed for infield flowlines and main gathering lines.

Reliable Offshore Performance and Advancing Future Developments

Sales volumes from West Africa in the second quarter of 2018 were more than 61 MBoe/d (31 percent oil), slightly higher than produced volumes. In May 2018, the Company announced the execution of a Heads of Agreement with the Government of the Republic of Equatorial Guinea and necessary third-parties, establishing the framework for natural gas development at the Alen field. Production from the project will access global LNG markets.

The Gulf of Mexico contributed 3 MBoe/d in the second quarter 2018. The divestiture of the Gulf of Mexico assets was closed on April 12, 2018.

Progress on Financial Initiatives

The Company has continued to prioritize direct shareholder returns through the share repurchase program and dividend increase. During the quarter, the Company repurchased 1.8 million shares of Noble Energy stock, bringing the total year to date to 4 million shares, or 17 percent of the authorized $750 million share repurchase program. In addition, the Company announced a 10 percent increase to its quarterly dividend beginning with the May 2018 dividend payment.

Total financial liquidity at the end of the second quarter was $4.6 billion, comprised of $621 million in cash and Noble Energy's undrawn $4 billion credit facility borrowing capacity. In May 2018, the Company redeemed $379 million in outstanding senior notes, bringing total Noble Energy debt reduction for 2018 to approximately $610 million.

In June 2018, the Company realized proceeds of approximately $135 million through the sale of 7.5 million common units of CNX Midstream Partners LP. The units sold represented 35 percent of the units held by Noble Energy, and the Company recorded a pre-tax gain of $109 million on the transaction.

Updated Guidance

Third quarter sales volumes are estimated to range between 335 and 345 MBoe/d. As compared to the second quarter of 2018, U.S. onshore oil volumes in the third quarter are higher by nearly 10 MBbl/d driven by growth from the Delaware and DJ Basins. Israel sales volumes are anticipated to be slightly higher than the second quarter with West Africa lower, driven equally by natural gas decline and the timing of oil liftings. Full year 2018 sales volumes are estimated to be towards the lower end of the Company's full year range, 350 to 360 MBoe/d, resulting from deferred completion activity in the Delaware and Eagle Ford declines.

The Company’s full year capital expectation has been revised to be approximately $3 billion, reflecting increased onshore facility spend from the first half of 2018 and inflation in the U.S. onshore as a result of the higher commodity price environment.

Detailed guidance has been provided in the quarterly supplement on the Company’s website, www.nblenergy.com.

(1)	Pro forma for asset acquisitions and divestitures.

(2)	A Non-GAAP measure, please see the respective earnings release schedules included herein for reconciliations.

Webcast and Conference Call Information

Noble Energy, Inc. will host a live audio webcast and conference call at 8:00 a.m. Central Time on August 3, 2018. The webcast link is accessible on the 'Investors' page at www.nblenergy.com. A replay will be available on the website. Conference call numbers for participation during the question and answer session are:

Toll Free Dial in: 888-224-1005
International Dial in: 323-994-2093
Conference ID: 4132701

Noble Energy (NYSE: NBL) is an independent oil and natural gas exploration and production company with a diversified high-quality portfolio of both U.S. unconventional and global offshore conventional assets. Founded more than 85 years ago, the Company is committed to safely and responsibly delivering our purpose: Energizing the World, Bettering People’s Lives®. For more information, visit www.nblenergy.com.

Investor Contacts
Brad Whitmarsh
(281) 943-1670
Brad.Whitmarsh@nblenergy.com

Megan Dolezal
(281) 943-1861
Megan.Dolezal@nblenergy.com

Media Contacts
Reba Reid
(713) 412-8441
media@nblenergy.com

Paula Beasley
(281) 876-6133
media@nblenergy.com

This news release contains certain "forward-looking statements" within the meaning of federal securities laws. Words such as "anticipates", "plans", "believes", "expects", "intends", "will", "should", "may", and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect Noble Energy's current views about future events. Such forward-looking statements may include, but are not limited to, future financial and operating results, and other statements that are not historical facts, including estimates of oil and natural gas reserves and resources, estimates of future production, assumptions regarding future oil and natural gas pricing, planned drilling activity, future results of operations, projected cash flow and liquidity, business strategy and other plans and objectives for future operations.  No assurances can be given that the forward-looking statements contained in this news release will occur as projected and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected.

These risks and uncertainties include, without limitation, the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other actions, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy's businesses that are discussed in Noble Energy's most recent annual report on Form 10-K, and in other Noble Energy reports on file with the Securities and Exchange Commission (the "SEC"). These reports are also available from the sources described above. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Energy does not assume any obligation to update any forward-looking statements should circumstances or management’s estimates or opinions change.

This news release also contains certain historical non-GAAP measures of financial performance that management believes are good tools for internal use and the investment community in evaluating Noble Energy’s overall financial performance. These non-GAAP measures are broadly used to value and compare companies in the crude oil and natural gas industry. Please see Noble Energy’s respective earnings release for reconciliations of the differences between any historical non-GAAP measures used in this news release and the most directly comparable GAAP financial measures.

Schedule 1
Noble Energy, Inc.
Summary Statement of Operations
(in millions, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018 (1)	2017	2018 (1)	2017
Revenues
Oil, NGL and Gas Sales	$1,100	$1,017	$2,273	$2,011
Sales of Purchased Oil and Gas	66	—	119	—
Income from Equity Method Investees	49	38	96	80
Midstream Services Revenues – Third Party	15	4	28	4
Total Revenues	1,230	1,059	2,516	2,095
Operating Expenses
Lease Operating Expense	132	124	287	263
Production and Ad Valorem Taxes	50	32	104	73
Gathering, Transportation and Processing Expense	100	121	195	240
Other Royalty Expense	10	6	27	10
Marketing Expense	7	14	12	33
Exploration Expense	29	30	64	72
Depreciation, Depletion and Amortization	465	503	933	1,031
Loss on Marcellus Shale Upstream Divestiture	—	2,322	—	2,322
Purchased Oil and Gas	71	—	128	—
General and Administrative	105	103	209	202
Gain on Divestitures	(78)	—	(666)	—
Asset Impairments	—	—	168	—
Other Operating (Income) Expense, Net	(4)	104	4	114
Total Operating Expenses	887	3,359	1,465	4,360
Operating Income (Loss)	343	(2,300)	1,051	(2,265)
Other Income
Loss (Gain) on Commodity Derivative Instruments	249	(57)	328	(167)
Interest, Net of Amount Capitalized	73	96	146	183
Other Non-Operating Expense (Income), Net	11	(5)	24	(6)
Total Other Expense	333	34	498	10
Income (Loss) Before Income Taxes	10	(2,334)	553	(2,275)
Income Tax Expense (Benefit)	16	(836)	(15)	(824)
Net (Loss) Income and Comprehensive (Loss) Income Including Noncontrolling Interests	(6)	(1,498)	568	(1,451)
Less: Net Income & Comprehensive Income Attributable to Noncontrolling Interests (2)	17	14	37	25
Net (Loss) Income and Comprehensive (Loss) Income Attributable to Noble Energy	$(23)	$(1,512)	$531	$(1,476)

Net (Loss) Income Attributable to Noble Energy Per Share of Common Stock
(Loss) Income Per Share, Basic	$(0.05)	$(3.20)	$1.09	$(3.27)
(Loss) Income Per Share, Diluted	$(0.05)	$(3.20)	$1.09	$(3.27)

Weighted Average Number of Shares Outstanding
Basic	484	472	485	452
Diluted	484	472	487	452

(1) On January 1, 2018, we adopted ASC 606, Revenue from Contracts with Customers, using the modified retrospective method. As a result of adoption, we have changed the 2018 presentation of certain sales volumes, revenues and expenses related to sales of natural gas and NGLs based on the control model under ASC 606. 2017 information has not been recast to reflect this impact. See Schedule 4.
(2) The Company consolidates Noble Midstream Partners LP (NBLX), a publicly traded subsidiary of Noble Energy, as a variable interest entity for financial reporting purposes. The public's ownership interest in NBLX is reflected as a noncontrolling interest in the financial statements.

These financial statements should be read in conjunction with the financial statements and the accompanying notes and other information included in Noble Energy's Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission on August 3, 2018.

Schedule 2
Noble Energy, Inc.
Condensed Balance Sheets
(in millions, unaudited)

	June 30, 2018	December 31, 2017
Assets
Current Assets
Cash and Cash Equivalents	$621	$675
Accounts Receivable, Net	743	748
Other Current Assets	187	780
Total Current Assets	1,551	2,203
Net Property, Plant and Equipment	17,917	17,502
Other Noncurrent Assets	984	461
Goodwill	1,402	1,310
Total Assets	$21,854	$21,476
Liabilities and Shareholders' Equity
Current Liabilities
Accounts Payable - Trade	$1,308	$1,161
Other Current Liabilities	745	578
Total Current Liabilities	2,053	1,739
Long-Term Debt	6,555	6,746
Deferred Income Taxes	970	1,127
Other Noncurrent Liabilities	995	1,245
Total Liabilities	10,573	10,857
Total Shareholders' Equity	10,252	9,936
Noncontrolling Interests (1)	1,029	683
Total Equity	11,281	10,619
Total Liabilities and Equity	$21,854	$21,476

(1) The Company consolidates Noble Midstream Partners LP (NBLX), a publicly traded subsidiary of Noble Energy, as a variable interest entity for financial reporting purposes. The public's ownership interest in NBLX is reflected as a noncontrolling interest in the financial statements.

These financial statements should be read in conjunction with the financial statements and the accompanying notes and other information included in Noble Energy's Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission on August 3, 2018.

Schedule 3
Noble Energy, Inc.
Condensed Statement of Cash Flows
(in millions, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Cash Flows From Operating Activities
Net (Loss) Income Including Noncontrolling Interests (1)	$(6)	$(1,498)	$568	$(1,451)
Adjustments to Reconcile Net (Loss) Income to Net Cash Provided by Operating Activities
Depreciation, Depletion and Amortization	465	503	933	1,031
Loss on Marcellus Shale Divestiture	—	2,322	—	2,322
Gain on Divestitures	(78)	—	(666)	—
Asset Impairments	—	—	168	—
Deferred Income Tax Benefit	(7)	(873)	(164)	(873)
Loss (Gain) on Commodity Derivative Instruments	249	(57)	328	(167)
Net Cash (Paid) Received in Settlement of Commodity Derivative Instruments	(65)	11	(93)	14
Other Adjustments for Noncash Items Included in Income	59	80	57	100
Net Changes in Working Capital	(121)	(147)	(52)	(99)
Net Cash Provided by Operating Activities	496	341	1,079	877
Cash Flows From Investing Activities
Additions to Property, Plant and Equipment	(995)	(628)	(1,782)	(1,215)
Proceeds from Sale of 7.5% Interest in Tamar Field	(3)	—	484	—
Proceeds from Sale of CONE Gathering LLC and CNX Midstream Partners Common Units	135	—	443	—
Proceeds from Gulf of Mexico Divestiture	383	—	383	—
Proceeds from Marcellus Shale Upstream Divestiture	—	1,028	—	1,028
Clayton Williams Energy Acquisition	—	(616)	—	(616)
Acquisitions, Net of Cash Acquired (2)	—	(5)	(650)	(351)
Proceeds from Other Divestitures	2	61	72	101
Other	—	(68)	—	(68)
Net Cash Used in Investing Activities	(478)	(228)	(1,050)	(1,121)
Cash Flows From Financing Activities
Dividends Paid, Common Stock	(54)	(48)	(102)	(92)
Purchase and Retirement of Common Stock	(63)	—	(130)	—
Proceeds from Noble Midstream Services Revolving Credit Facility	205	195	610	195
Repayment of Noble Midstream Services Revolving Credit Facility	(110)	(5)	(165)	(5)
Issuance of Noble Midstream Partners Common Units, Net of Offering Costs	—	138	—	138
Proceeds from Revolving Credit Facility	660	1,310	905	1,310
Repayment of Revolving Credit Facility	(660)	(1,310)	(1,135)	(1,310)
Repayment of Clayton Williams Energy Long-term Debt	—	(595)	—	(595)
Repayment of Senior Notes	(384)	—	(384)	—
Contributions from Noncontrolling Interest and Other	(2)	—	331	—
Other	(11)	(45)	(51)	(67)
Net Cash Used in Financing Activities	(419)	(360)	(121)	(426)
Decrease in Cash, Cash Equivalents, and Restricted Cash	(401)	(247)	(92)	(670)
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period (3)	1,022	787	713	1,210
Cash, Cash Equivalents, and Restricted Cash at End of Period (4)	$621	$540	$621	$540

(1) The Company consolidates Noble Midstream Partners LP (NBLX), a publicly traded subsidiary of Noble Energy, as a variable interest entity for financial reporting purposes. For the three and six months ended June 30, 2018 and 2017, Net Loss (Income) includes Net Income Attributable to Noncontrolling Interests in NBLX.
(2) For the six months ended June 30, 2018, acquisitions, net of cash acquired relates to 100 percent of the acquisition of Saddle Butte Rockies Midstream, LLC by Noble Midstream Partners LP.
(3) As of the beginning of the periods presented, includes $30 million, $0 million, $38 million and $30 million of restricted cash, respectively.
(4) Includes no restricted cash as of June 30, 2018 or 2017.

These financial statements should be read in conjunction with the financial statements and the accompanying notes and other information included in Noble Energy's Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission on August 3, 2018.

Schedule 4
Noble Energy, Inc.
Volume and Price Statistics
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
Sales Volumes	2018	2017	2018	2017
Crude Oil and Condensate (MBbl/d)
United States Onshore	105	88	104	82
United States Gulf of Mexico	3	22	11	23
Equatorial Guinea	17	22	16	20
Equity Method Investee - Equatorial Guinea	2	2	2	2
Total	127	134	133	127
Natural Gas Liquids (MBbl/d)
United States Onshore (1)	61	61	62	54
United States Gulf of Mexico (3)	—	2	1	2
Equity Method Investee - Equatorial Guinea	5	4	5	5
Total	67	67	68	61
Natural Gas (MMcf/d)
United States Onshore (1)	465	720	474	713
United States Gulf of Mexico	2	16	12	20
Israel	225	272	243	272
Equatorial Guinea	225	231	215	237
Total	917	1,239	944	1,242
Total Sales Volumes (MBoe/d)
United States Onshore (1)	244	269	245	255
United States Gulf of Mexico	3	27	14	28
Israel	38	46	41	46
Equatorial Guinea	54	60	51	59
Equity Method Investee - Equatorial Guinea	7	6	7	7
Total Sales Volumes (MBoe/d)	346	408	358	395

Total Sales Volumes (MBoe)	31,527	37,103	64,779	71,470

Price Statistics - Realized Prices (2)
Crude Oil and Condensate ($/Bbl)
United States Onshore	$64.62	$45.63	$63.08	$47.13
United States Gulf of Mexico	66.80	46.34	64.87	47.96
Equatorial Guinea	72.79	49.53	70.65	51.28
Natural Gas Liquids ($/Bbl)
United States Onshore (1)	$24.39	$18.77	$24.93	$20.96
United States Gulf of Mexico	36.87	19.99	30.00	23.78
Natural Gas ($/Mcf)
United States Onshore (1)	$2.29	$3.19	$2.45	$3.32
United States Gulf of Mexico	3.19	3.86	3.50	3.44
Israel	5.46	5.34	5.47	5.33
Equatorial Guinea	0.27	0.27	0.27	0.27
(1) Due to adoption of ASC 606, Revenue from Contracts with Customers, U.S. onshore natural gas liquids volumes include 5 MBbl/d for both the three and six months ended June 30, 2018. U.S. onshore natural gas liquids pricing is reflected lower by $1.31/Bbl and $1.09/Bbl, respectively. U.S. onshore natural gas volumes include 31 MMcf/d for both the three and six months ended June 30, 2018. U.S. onshore natural gas pricing is reflected lower by $0.11/Mcf and $0.10/Mcf, respectively. 2017 information has not been recast to reflect the impact of adoption.
(2) Average realized prices do not include gains or losses on commodity derivative instruments.

(3) For the three months ended June 30, 2018, U.S. Gulf of Mexico NGL sales volumes were less than 1 MBbl/d.

Schedule 5
Noble Energy, Inc.
Reconciliation of Net (Loss) Income Attributable to Noble Energy and Per Share (GAAP) to
Adjusted Net Income Attributable to Noble Energy and Per Share (Non-GAAP)
(in millions, except per share amounts, unaudited)

Adjusted net income attributable to Noble Energy and per share (Non-GAAP) should not be considered an alternative to, or more meaningful than, net (loss) income attributable to Noble Energy and per share (GAAP) or any other measure as reported in accordance with GAAP. Our management believes, and certain investors may find, that adjusted income attributable to Noble Energy and per share (Non-GAAP) is beneficial in evaluating our operating and financial performance because it eliminates the impact of certain noncash and/or nonrecurring items that management does not consider to be indicative of our performance from period to period. We believe this Non-GAAP measure is used by analysts and investors to evaluate and compare our operating and financial performance across periods. As a performance measure, adjusted income attributable to Noble Energy and per share (Non-GAAP) may be useful for comparison of earnings and per share to forecasts prepared by analysts and other third parties. However, our presentation of adjusted income attributable to Noble Energy and per share (Non-GAAP), may not be comparable to similar measures of other companies in our industry.

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net (Loss) Income Attributable to Noble Energy (GAAP)	$(23)	$(1,512)	$531	$(1,476)
Adjustments to Net (Loss) Income
Loss on Marcellus Shale Upstream Divestiture	—	2,322	—	2,322
Gain on Divestitures	(78)	—	(666)	—
Asset Impairments	—	—	168	—
Loss (Gain) on Commodity Derivative Instruments, Net of Cash Settlements	184	(46)	235	(153)
Loss on Investment in Shares of Tamar Petroleum Ltd.	11	—	40	—
Clayton Williams Energy Acquisition Costs	—	90	—	94
Other Adjustments	4	11	22	27
Total Adjustments Before Tax	121	2,377	(201)	2,290
Current Income Tax Effect of Adjustments (1)	(3)	3	94	1
Deferred Income Tax Effect of Adjustments (1)	(14)	(844)	(26)	(814)
Tax Reform Impact (2)	—	—	(145)	—
Adjusted Net Income Attributable to Noble Energy (Non-GAAP)	81	24	253	1

Net Income (Loss) Attributable to Noble Energy Per Share, Basic and Diluted (GAAP)	$(0.05)	$(3.20)	$1.09	$(3.27)
Loss on Marcellus Shale Upstream Divestiture	—	4.90	—	5.11
Gain on Divestitures	(0.15)	—	(1.36)	—
Asset Impairments	—	—	0.34	—
Loss (Gain) on Commodity Derivative Instruments, Net of Cash Settlements	0.38	(0.10)	0.48	(0.34)
Loss on Investment in Shares of Tamar Petroleum Ltd.	0.02	—	0.08	—
Clayton Williams Energy Acquisition Costs	—	0.19	—	0.21
Other Adjustments	0.01	0.04	0.05	0.09
Current Income Tax Effect of Adjustments (1)	(0.01)	0.01	0.19	—
Deferred Income Tax Effect of Adjustments (1)	(0.03)	(1.79)	(0.05)	(1.80)
Tax Reform Impact (2)	—	—	(0.30)	—
Adjusted Income (Loss) Attributable to Noble Energy per Share, Diluted (Non-GAAP)	$0.17	$0.05	$0.52	$—

Weighted Average Number of Shares Outstanding, Basic	484	472	485	452
Incremental Dilutive Shares	2	2	2	2
Weighted Average Number of Shares Outstanding, Diluted	486	474	487	454

(1) Amount represents the income tax effect of adjustments, determined for each major tax jurisdiction for each adjusting item, including the impact of timing and magnitude of divestiture activities.
(2) During first quarter 2018, in response to Notice 2018-26, issued by the US Department of the Treasury and the Internal Revenue Service, we released the valuation allowance recorded against foreign tax credits expected to be utilized against the toll tax liability that we had recorded as of December 31, 2017, reduced our estimated toll tax liability, and recorded corresponding expense for the tax rate change adjustment on the previously utilized net operating losses. The impact on first quarter 2018 total tax expense, related to this additional guidance, was a net $145 million discrete tax benefit. No adjustments were made during second quarter 2018.

Schedule 6
Noble Energy, Inc.
Reconciliation of Net (Loss) Income Including Noncontrolling Interest (GAAP) to Adjusted EBITDAX (Non-GAAP)
(in millions, unaudited)

Adjusted Earnings Before Interest Expense, Income Taxes, Depreciation, Depletion and Amortization, and Exploration Expenses (Adjusted EBITDAX) (Non-GAAP) should not be considered an alternative to, or more meaningful than, net (loss) income including noncontrolling interest (GAAP) or any other measure as reported in accordance with GAAP. Our management believes, and certain investors may find, that Adjusted EBITDAX (Non-GAAP) is beneficial in evaluating our operating and financial performance because it eliminates the impact of certain noncash and/or nonrecurring items that management does not consider to be indicative of our performance from period to period. We believe these Non-GAAP measures are used by analysts and investors to evaluate and compare our operating and financial performance across periods. As a performance measure, Adjusted EBITDAX (Non-GAAP) may be useful for comparison to forecasts prepared by analysts and other third parties. However, our presentation of Adjusted EBITDAX (Non-GAAP) may not be comparable to similar measures of other companies in our industry.

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net (Loss) Income Including Noncontrolling Interest (GAAP)	$(6)	$(1,498)	$568	$(1,451)
Adjustments to Net Income (Loss), After Tax (1)	104	1,536	(278)	1,477
Depreciation, Depletion, and Amortization	465	503	933	1,031
Exploration Expense (2)	29	30	64	54
Interest, Net of Amount Capitalized	73	96	146	183
Current Income Tax Expense (3)	26	34	39	48
Deferred Income Tax Expense (Benefit) (3)	7	(29)	23	(59)
Adjusted EBITDAX (Non-GAAP)	$698	$672	$1,495	$1,283

(1) See Schedule 5: Reconciliation of Net (Loss) Income Attributable to Noble Energy (GAAP) to Adjusted Income Attributable to Noble Energy (Non-GAAP).
(2) Represents remaining Exploration Expense after reversal of Adjustments to Net Income (Loss), After Tax, above.
(3) Represents remaining Income Tax Expense (Benefit) after reversal of Adjustments to Net Income (Loss), After Tax, above.

Capital Expenditures
(in millions, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Organic Capital Expenditures, Attributable to Noble Energy (Accrual Based)	$866	$656	$1,647	$1,272
Acquisition Capital Attributable to Noble Energy	—	2,495	—	2,818
NBLX Capital Expenditures (1)	78	46	423	106
Total Reported Capital Expenditures (Accrual Based)	$944	$3,197	$2,070	$4,196

(1) NBLX Capital Expenditures for the six months ended June 30, 2018 includes $206 million related to the acquisition of Saddle Butte Rockies Midstream, LLC.